Exhibit 10.40

December 1, 2000

Eric Dix
301 Silverhill Rd.
Newark, NY  14513

Dear Eric:

This shall serve to confirm what we have discussed over the past couple of weeks regarding your continued employment at Ultralife. You had expressed a desire to have an increased sense of job security, including severance provisions, as you are contemplating the purchase of a home locally.

To that end, pending approval by the Board of Directors on December 5th, should your employment be terminated by the Company, except for "cause" (which shall be defined as gross negligence, willful misconduct, illegal drug use, theft or conviction of a felony), you will be entitled to one-year of continuation of salary, benefits and stock option vesting and exercise.

Any reduction in salary or meaningful reduction of responsibility may, at the employee's discretion, be construed as an involuntary termination and all of the above terms apply.

Additionally, subject to shareholder authorization of the Company's 2000 Stock Option Plan, and subject to Board approval, you will be granted an additional 75,000 stock options of Ultralife common shares which vest over a five-year period, the price of which will be determined by the Board at its December 5, 2000 meeting.

I trust this will satisfactorily address your concerns.

Yours very truly,

/s/ JOHN D. KAVAZANJIAN
-----------------------
John D. Kavazanjian

cc:  Pete Comerford

                             Ultralife Confidential